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                                                                     Exhibit 5.1


                             Hogan & Hartson L.L.P.
                             555 13th Street, N.W.
                             Washington, D.C. 20004
                                 (202) 637-5600



                               December 28, 1998


Board of Directors
Crestline Capital Corporation
10400 Fernwood Road
Bethesda, Maryland 20817-1109

Ladies and Gentlemen:

          We are acting as counsel to Crestline Capital Corporation, a Maryland corporation (the "Company"), in connection with its registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission relating to up to 4,000,000 shares of the Company's common stock, par value $.01 per share (the "Shares") issuable in connection with the Company's 1998 Comprehensive Stock Incentive Plan (the "1998 Plan). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of
Item 601(b)(5) of Regulation S-K, 17 C.F.R. (S) 229.601(b)(5), in connection with the Registration Statement.

          For purposes of this opinion letter, we have examined copies of the following documents:

          1.  An executed copy of the Registration Statement.

          2. The charter of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

          3. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

          4. Resolutions of the Board of Directors and the sole stockholder of the Company adopted by written consents on December 28, 1998, as certified by the Secretary of the Company on the date
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Board of Directors
Crestline Capital Corporation
December 28, 1998
Page 2


               hereof as then being complete, accurate and in effect, approving and adopting the 1998 Plan.

          In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company's charter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          This opinion letter is based as to matters of law solely on applicable provisions of Maryland law. We express no opinion herein as to any other laws, statutes, regulations, or ordinances or as to compliance with the securities (or "blue sky") laws.

          Based upon, subject to and limited by the foregoing, we are of the opinion that, when issued in accordance with the terms of the 1998 Plan, the Shares will be validly issued, fully paid and nonassessable.

          This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                    Very truly yours,


                                    HOGAN & HARTSON L.L.P.